Exhibit 10.8

THIS SUBSCRIPTION AGREEMENT is made on July 22, 2021

BETWEEN

(1)

Avi8 ACQUISITON LLC, a limited liability company registered in the Cayman Islands, whose address is at c/o Stuarts Corporate Services Ltd, PO Box 2510, Grand Cayman, KY1-1104, Cayman Islands (the “Subscriber); and

(2)

TALON 1 ACQUISITON CORP., an exempted company incorporated in the Cayman Islands, whose address is at c/o Stuarts Corporate Services Ltd, PO Box 2510, Grand Cayman, KY1-1104, Cayman Islands (the “Company”).

RECITALS

The Subscriber wishes to subscribe for the issue by the Company of the Subscription Shares (as defined below) and the Company wishes to accept such subscription on the terms set out in this Agreement with effect from the date of this Agreement (the “Completion”).

1.	Subscription

The Subscriber hereby agrees to, at Completion, subscribe for 5,750,000 class B ordinary shares in the Company of a par value of US$0.0001 each (the “Subscription Shares”) and the Company hereby agrees to, at Completion, issue the Subscription Shares to the Subscriber for an aggregate subscription price equal to US$25,000 (the “Consideration”).

2.	Completion

2.1.

At and with effect as of Completion, the Subscriber shall transfer the Consideration to the Company and the Company shall, upon receipt of such Consideration, issue the Subscription Shares to the Subscriber.

2.2.

At or as soon as reasonably practicable after Completion, the Company shall enter (or cause to be entered) the Subscriber in the Register of Members of the Company as the owner of the Subscription Shares, in accordance with the applicable legal provisions.

3.	Further assurance

Each party will, (at their own cost), and will procure that any necessary third parties will, do all further acts and execute all further documents necessary to give effect to this deed.

4.	Notices

All notices, requests, demands or other communications to or upon the respective parties to this Agreement shall be deemed to have been duly given or made when delivered personally or by letter to the other party at its address set out above or at such other address as the party concerned may hereafter specify to the other in writing or, in the case of email or facsimile, to the address or number of the addressee as may be provided for the purpose from time to time.

5.	Entire Agreement

This Agreement sets forth the entire agreement and understanding between the parties in respect of the subject matter of this Agreement. No variation of this Agreement shall be effective unless signed for or on behalf of all the parties.

6.	Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts each of which when executed and delivered shall constitute an original but all such counterparts shall together constitute one and the same instrument.

7.	Governing Law and Jurisdiction

7.1.	This Agreement is governed by and shall be construed in accordance with the laws of the Cayman Islands.

7.2.

Each of the parties hereto hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the Cayman Islands as regards any matter or claim which may arise out of or in connection with this Agreement.

IN WITNESS WHEREOF the parties hereto have executed and delivered this Agreement as a Deed on the day and year first above written.

[signature page to follow]

EXECUTED by EDWARD J. WEGEL	)
as sole member for and on behalf of	)
Avi8 ACQUISITON LLC	)	/s/ Edward J. Wegel
in the presence of a witness:	)

/s/ Ryan Goepel

Witness
Name: Ryan Goepel
Occupation: CFO, Talon 1 Acquisition Corp.
Address: 4200 NW 36th Street, Miami, FL 33166

EXECUTED by EDWARD J WEGEL	)
as sole director of	)	/s/ Edward J. Wegel
TALON 1 ACQUISITON CORP.	)
in the presence of a witness:	)

/s/ Ryan Goepel

Witness
Name: Ryan Goepel
Occupation: CFO, Talon 1 Acquisition Corp.
Address: 4200 NW 36th Street, Miami, FL 33166